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                                                                    EXHIBIT 99.2

                                                                      [CNA LOGO]

FOR IMMEDIATE RELEASE
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CONTACT:    John S. Heneghan, 312/822-1908
            Doreen Lubeck, 773/583-4331

CNA SURETY'S CEO WILL RETIRE


CHICAGO, FEBRUARY 10, 2003 -- Mark C. Vonnahme, Chief Executive Officer of CNA Surety Corporation, today announced his intention to retire from the Company within the next twelve months. "I want to enjoy retirement and spend more time with my family," Mr. Vonnahme explained.

"I am gratified to have spent my entire 30-year career in the surety industry with the CNA group of companies," he continued. "I've witnessed numerous changes and challenges in the surety market, and I am proud to have led the merger with Capsure Holdings Corp. that resulted in the formation of CNA Surety Corporation in 1997.

"I believe, and the Board agrees, that 2003 is an opportune time for the Company to transition to new leadership," Mr. Vonnahme said. "The search process is underway, and I will continue in my current role until the new CEO is in place.

"Along with its balanced bond portfolio and stability, CNA Surety is fortunate to have a talented, experienced workforce that will allow the Company to prosper long after my retirement. I am grateful to have worked with the outstanding colleagues who have made CNA Surety a leader in its industry."

Mr. Vonnahme began his career with the CNA companies in 1972 as a surety-underwriting trainee and became head of CNA Financial Corporation's surety operations in 1993 before becoming the CEO of CNA Surety Corporation in 1997.

Commenting for the Board, Peter Wilson, Chairman of the Board, said, "Mark Vonnahme has been a respected leader, not only within CNA Surety, but within the entire surety industry. The Board and the Company are grateful to Mark for his 30 years of service and are pleased that he will remain at CNA Surety during the transition process."

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. Visit us at www.cnasurety.com on the World Wide Web.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.



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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.


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